Deal Highlights


Yayoi Kusama
(b. 1929)
View All (3)

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Initial Offering	$307,000
Painting	Nets 38 (1998)
Dimensions	16 x 13
Progress	100%

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Artist Overview

#1 Selling Female Artist

Yayoi Kusama has totaled more than $1.2 billion in career auction sales, making her the #1 selling female artist of all time globally.



Yayoi Kusama LV Collab

Yayoi Kusama first collaborated with Louis Vuitton in 2012, bringing her signature polka dots to the brand's handbags, apparel, and accessories under the creative direction of Marc Jacobs. In 2023, the partnership was revived, featuring a new collection that expanded on her artistic vision, including surreal 3D elements and hand-painted designs.



Kusama LV Collaboration

17.6% IRR | 13.4% IRR

We've sold two Kusama offerings on Masterworks, which delivered net annualized returns of 17.6% and 13.4% respectively. See full details below.

Offering	Kusama 012 Exit
Offering Size	$1,210,000
Sold For	$2,222,500
Days Held	1067
Profit from $10K Investment	$6,100 after all fees

92% Frequency of Appreciation

When a work by Yayoi Kusama is bought and resold at auction, it has appreciated in value 92% of the time.

1. Yayoi Kusama	**92%**
2. Cecily Brown	90%
3. Keith Haring	90%
4. Pablo Picasso	87%
5. Jeff Koons	67%

Offering Details

Kusama's Most Commercial Series

This is a small-scale example of Kusama's famous Infinity Net series. Larger examples make up 4 of her top 10 prices, including her top auction record.





Similar Sales Appreciation

20.1%

Each painting is unique, but similar works have seen an appreciation rate of 20.1% from 2004 to 2024.



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